          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  / /
Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              ARGONAUT GROUP, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               JAMES B. HALLIDAY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ----------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                                     [LOGO]

                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 1994

     The Annual Meeting of Shareholders of Argonaut Group, Inc. will be held on Tuesday, April 26, 1994, at 11:00 a.m. at The Westin Hotel, San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

     The Meeting is called for the following purposes:

          1.  To elect Directors;

          2. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 18, 1994, as the record date for determining those shareholders who will be entitled to vote at the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Argonaut Group, Inc. Corporate Offices, 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                                         By Order of the Board of Directors

                                         James B Halliday
                                         Secretary
March 11, 1994

IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                                     [LOGO]

                               CORPORATE OFFICES:
                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067

                            ------------------------

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by Argonaut Group, Inc. ("Argonaut Group" or the "Company") of the enclosed proxy to vote shares of the Company's Common Stock at the Annual Meeting of Shareholders to be held on Tuesday, April 26, 1994, at 11:00 a.m. at The Westin Hotel, San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030, and at any postponements or adjournments thereof.

     Shares represented by duly executed proxies in the accompanying form received before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of election of the nominees specified herein.

     The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers, and regular employees of the Company and its subsidiaries. The Company has retained the services of W. F. Doring & Co. to aid in the solicitation of proxies. Fees and expenses to be incurred by the Company in this connection are estimated not to exceed $10,000. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 11, 1994.

                               VOTING SECURITIES
SECURITIES OUTSTANDING

     February 18, 1994 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On that date there were 25,675,467 shares of Common Stock issued and outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders.

     Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the meeting, except that the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table provides information as of February 18, 1994, as to each person who, to the Company's knowledge, beneficially owns more than 5 percent of the outstanding shares of Argonaut Group Common Stock.

                NAME AND PRINCIPAL             NUMBER OF
               BUSINESS ADDRESS OF           ARGONAUT GROUP          PERCENT OF
                 BENEFICIAL OWNER             SHARES OWNED              CLASS
        ----------------------------------  ----------------         -----------
        Henry E. Singleton                      4,662,864(1)             18.2%
          335 Maple Drive
          Beverly Hills, CA 90210
        Fayez S. Sarofim                        2,061,850(2)              8.0%
          Two Houston Center, Suite 2907
          Houston, TX 77010
        Leon G. Cooperman                       1,293,600(3)              5.0%
          One New York Plaza, 30th Floor
          New York, NY 10004

- ------------

(1) Sole voting and dispositive powers.

(2) Based upon information as of December 31, 1993, contained in an amendment to
     Schedule 13G filed under the Securities Exchange Act of 1934, Mr. Sarofim may be deemed to be the beneficial owner of 2,061,850 shares of Argonaut Group Common Stock. Of those shares, Mr. Sarofim has sole voting and dispositive powers with respect to 648,776 shares which are owned beneficially and of record by him, and may be deemed to have shared voting power as to 1,252,957 shares and shared dispositive power as to 1,413,074 shares. Of the securities which are not subject to sole voting and dispositive powers, 834,564 are held in accounts managed for numerous clients by Fayez Sarofim & Co., an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President and the majority shareholder, 409,506 are held by Fayez Sarofim & Co. for its own account, and 165,636 are held in client accounts managed by its wholly-owned subsidiary, Sarofim Trust Co. Trusts of which Mr. Sarofim is a trustee own 3,368 shares as to which Mr. Sarofim shares voting and dispositive powers but has no beneficial interest.

(3) Based upon information as of January 15, 1993, contained in Schedule 13D filed under the Securities Exchange Act of 1934, Mr. Cooperman may be deemed to be the beneficial owner of 1,293,600 shares of Argonaut Group Common Stock. Of these shares, Mr. Cooperman has sole voting and dispositive powers with respect to 1,062,800 shares which are owned beneficially by him, and may be deemed to have shared voting and dispositive powers as to 230,800 shares. Of the securities which are not subject to sole voting and dispositive powers, 157,000 are held by Mr. Cooperman's spouse and 73,800 are held in an account managed for an unrelated third party by Omega Advisors, Inc., a corporation engaged in providing investment management, of which Mr. Cooperman is President and majority shareholder.

     The following table sets forth the number and percentages of shares of Argonaut Group Common Stock beneficially owned by each director, nominee for director, and executive officer of Argonaut Group and by the directors, nominees for director, and executive officers of the Company as a group.

                                              NUMBER OF
                    NAME OF                 ARGONAUT GROUP           PERCENT OF
                BENEFICIAL OWNER           SHARES OWNED(1)            CLASS(1)
        --------------------------------  ------------------         ----------
        Charles E. Rinsch...............         356,648(2)              1.4%
        George A. Roberts...............         313,014(3)              1.2%
        Arthur Rock.....................         190,266               (9)
        Fayez S. Sarofim................       2,061,850(1)              8.0%
        Henry E. Singleton..............       4,662,864                18.2%
        James B Halliday................          49,320(4)            (9)
        Michael J. Crall................          31,674(5)            (9)
        Norman H. Burdick...............           3,768(6)            (9)
        Randall J. Mellin...............           6,043(7)            (9)
        All directors and executive
          officers as a group (9
          persons)......................       7,675,447(1)(2)(3)(6)    29.9%

- ------------
(1) Stock ownership is presented as of February 18, 1994, except that Mr. Sarofim's stock ownership is presented as of December 31, 1993. See also footnote (2) to the preceding table. Percentages are based on the number of shares outstanding on the record date, February 18, 1994.

(2) Includes 79,556 shares as to which Mr. Rinsch has sole voting and dispositive power. The total set forth above also includes 262,000 shares which Mr. Rinsch has the right to acquire within 60 days of February 18, 1994 through the exercise of options. Also included in the total set forth above are 15,092 shares as to which Mr. Rinsch disclaims any voting or dispositive powers. 1,640 of these shares are owned by Mr. Rinsch's spouse; the remaining 13,452 shares are held in accounts administered by Mr. Rinsch's spouse, the economic benefits of which accrue to his sons.

(3) Includes 4,449 shares owned by Dr. Roberts' spouse and with respect to which Dr. Roberts disclaims beneficial ownership.

(4) Includes 43,100 shares which Mr. Halliday has the right to acquire within 60 days of February 18, 1994 through the exercise of options.

(5) Includes 3,600 shares which Mr. Crall has the right to acquire within 60 days of February 18, 1994 through the exercise of options.

(8) Includes an aggregate of 315,600 shares which the officers have the right to acquire within 60 days of February 18, 1994 through the exercise of options.

(9) Owns less than 1%.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     Five directors are to be elected at the meeting to serve for a term of one year or until the election and qualification of their successors. Returned proxies will be voted in favor of electing the five nominees named below as directors of Argonaut Group unless authority to so vote is withheld. Each nominee is currently a director. Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve. Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve. The five nominees receiving the greatest number of votes cast will be elected directors. The table set forth below lists the name and age of each of the nominees for election as director, and the positions and offices that each such person holds with the Company.

                                            POSITIONS AND OFFICES
                   NAME                          WITH COMPANY                 AGE
     -----------------------------  --------------------------------------    ---
     Charles E. Rinsch............  President, Chief Executive Officer,        61
                                    and Director(1)(3)
     George A. Roberts............  Director(1)(2)(3)(4)                       75
     Arthur Rock..................  Director(2)(4)                             67
     Fayez S. Sarofim.............  Director(2)(4)                             65
     Henry E. Singleton...........  Chairman of the Board(1)(2)(3)(4)          77

- ------------

(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Investment Committee of the Board of Directors.

(4) Member of the Compensation and Stock Option Committee of the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominees listed above as directors.

BUSINESS EXPERIENCE OF NOMINEES

     Charles E. Rinsch has been President and Chief Executive Officer of Argonaut Group since January 1988.

     George A. Roberts, a private investor, was Chairman of the Board of Teledyne, Inc. from January 1991 to April 1993, when he retired as an officer and employee of Teledyne, Inc. Prior to January 1991, he was President of Teledyne, Inc. for more than five years and had served as Chief Executive Officer from April 1986 to January 1991. He is a director of Teledyne, Inc. and Unitrin, Inc.

     Arthur Rock has been a private investor for more than five years. He is a principal of Arthur Rock & Co., a venture capital firm. He is a director of Teledyne, Inc., Intel Corporation, and PacTel Corporation.

     Fayez S. Sarofim is the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor. He has held these positions for more than five years. He is a director of Teledyne, Inc., Unitrin, Inc., Imperial Holly Corporation, and Mesa, Inc.

     Henry E. Singleton is a rancher and investor. Dr. Singleton has been Chairman of the Board of Directors of the Company since its inception in 1986. Prior to January 1991, he was Chairman of the Board of Teledyne, Inc. for more than 5 years. He is a director of Teledyne and Unitrin, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 1993, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, and the Compensation and Stock Option Committee. The Company does not have a nominating committee; this function is handled by the full Board of Directors. Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal auditing procedures, and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent public accountants, and the internal auditors. The Investment Committee sets the Company's investment policy. All investment transactions are ratified by the Board of Directors. The Compensation and Stock Option Committee is responsible for approving and reporting to the Board of Directors on the annual compensation of the executive officers. This committee has assumed the functions formerly held by the Stock Option Committee to grant stock options or stock appreciation rights pursuant to the Company's 1986 Stock Option Plan, and to determine the exercise price, vesting provisions, duration and other terms of such options or rights, consistent with the 1986 Stock Option Plan.

     Between January 1, 1993, and December 31, 1993, the Board of Directors met four times, the Executive Committee did not meet, the Audit Committee met four times, the Compensation and Stock Option Committee met three times, and the Investment Committee met four times. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and Committees of the Board on which they serve.

     Directors who are not employees of the Company or its subsidiaries receive an annual fee of $18,000 for service on the Board.

                               EXECUTIVE OFFICERS

     The following table sets forth, for each executive officer of the Company, such person's name, age, and positions with the Company and its principal subsidiaries.

                       NAME                             POSITION                 AGE
     -------------------------------------  ---------------------------------    ---
     Charles E. Rinsch....................  President and Chief Executive        61
                                            Officer
     James B Halliday.....................  Vice President, Secretary and        46
                                            Treasurer
     Michael J. Crall.....................  Vice President; President,           50
                                            Argonaut Insurance
     Norman H. Burdick....................  President, Great Central             43
                                            Insurance
     Randall J. Mellin....................  Vice President                       46

- ------------

The position stated is with Argonaut Group unless otherwise indicated. Argonaut Group includes two insurance subsidiaries, Argonaut Insurance Company ("Argonaut Insurance") and Great Central Insurance Company ("Great Central Insurance").

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Rinsch's business experience during the last five years is described under "Business Experience of Nominees," above.

     James B Halliday has been Vice President of Argonaut Group and Treasurer since June 1988. He was appointed Secretary in December 1989.

     Michael J. Crall has been President of Argonaut Insurance since October 1986. He was appointed Vice President of Argonaut Group in April 1990.

     Norman H. Burdick has been President of Great Central Insurance since June 1993. From December 1989 to June 1993, he was Resident Vice President of the Argonaut Insurance Chicago Division. From June 1987 to December 1989, he was Senior Vice President of Argonaut Insurance.

     Randall J. Mellin joined Argonaut Insurance as Assistant Vice President in 1986. He was appointed Vice President in 1988 and Senior Vice President in 1991. He was appointed Vice President of Argonaut Group in April 1993.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation paid during each of the years ended December 31, 1993, 1992, and 1991, of those persons who were, at December 31, 1993, the Chief Executive Officer and each Argonaut Group executive officer whose salary plus bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                                COMPENSATION
                                                                  AWARDS
                                       ANNUAL COMPENSATION      -----------    ALL OTHER
     NAME AND PRINCIPAL              ------------------------     OPTIONS     COMPENSATION
         POSITION(1)          YEAR   SALARY($)(2)  BONUS($)(2)      (#)         ($)(3)
- ----------------------------- -----  -----------   ----------   -----------   -----------
Charles E. Rinsch              1993   $ 418,750     $140,000           --       $ 4,017
  President and Chief          1992   $ 399,617     $120,000       75,000       $ 4,364
  Executive Officer            1991   $ 394,023     $120,000           --           (6)
James B Halliday               1993   $ 117,000     $ 35,000           --       $ 2,633
  Vice President,              1992   $ 105,885     $ 30,000        9,000       $ 2,309
  Secretary and Treasurer      1991   $ 101,806     $ 32,000        9,000           (6)
Michael J. Crall               1993   $ 184,000     $ 55,000           --       $ 3,616
  Vice President; President,   1992   $ 173,750     $ 45,000        9,000       $ 3,475
  Argonaut Insurance           1991   $ 167,500     $ 55,000        9,000           (6)
Norman J. Burdick              1993   $ 108,287     $ 27,500        6,000       $ 2,461
  President, Great
  Central Insurance(4)
Randall J. Mellin              1993   $ 112,000     $ 20,000           --       $ 2,388
  Vice President(5)

- ------------

(1) The position stated is with Argonaut Group unless otherwise indicated.

(2) Amounts include cash compensation earned and received by executive officers as well as amounts deferred under a 401(k) Retirement Savings Plan.

(3) Amounts shown are all derived from the Company contribution to the 401(k) Retirement Savings Plan.

(4) Mr. Burdick was appointed President of Great Central Insurance on June 11, 1993.

(5) Mr. Mellin was appointed Vice President on April 27, 1993.

(6) In accordance with the transitional provisions to the applicable rules of the Securities and Exchange Commission, disclosure not called for.

OPTION GRANTS

     The following table sets forth information on stock option grants in 1993 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                            ----------------------------------------------------
                                        PERCENT OF
                                      TOTAL OPTIONS      EXERCISE
                            OPTIONS     GRANTED TO       OR BASE                   GRANT DATE
                            GRANTED     EMPLOYEES         PRICE       EXPIRATION    PRESENT
           NAME             (#)(1)    IN FISCAL YEAR   ($/SHARE)(2)      DATE      VALUE($)(3)
- --------------------------  -------   --------------   ------------   ----------   ----------
Charles E. Rinsch.........      --           --                --            --           --
James B Halliday..........      --           --                --            --           --
Michael J. Crall..........      --           --                --            --           --
Norman H. Burdick.........   6,000          7.6%         $ 31.250      07/14/04     $ 58,800
Randall J. Mellin.........      --           --                --            --           --

- ---------------

(1) The options granted are exercisable in annual installments of 20 percent except that no exercise is permitted until two years after the date of grant.

(2) The exercise price must be paid in full either in cash or by delivery of already owned Argonaut Group Common Stock valued at market value.

(3) In using the Black-Scholes option pricing model to calculate grant date present value, certain assumptions are used: expected volatility (0.257), risk-free rate of return (6.26%), dividend yield (3.20%), and date of exercise (07/14/04). Use of this model should not be viewed as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of the end of the year.

       AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUE

                                                         NUMBER OF              VALUE OF UNEXERCISED
                                                        UNEXERCISED                 IN-THE-MONEY
                                                         OPTIONS AT                  OPTIONS AT
                                                          YEAR-END                    YEAR-END
                      SHARES ACQUIRED   VALUE               (#)                         ($)
                        ON EXERCISE    REALIZED  --------------------------  --------------------------
        NAME                (#)          ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- --------------------- ---------------  --------  -----------  -------------  -----------  -------------
Charles E. Rinsch....      38,000      $845,375    202,000       171,000     $3,790,500    $ 1,882,125
James B Halliday.....       2,500      $ 51,417     32,300        25,200     $  592,859    $   273,225
Michael J. Crall.....          --            --      1,800        16,200     $   15,900    $   102,975
Norman H. Burdick....          --            --      2,400         9,600     $   21,500    $    25,750
Randall J. Mellin....          --            --      3,000         6,000     $   50,625    $    42,000

PENSION PLAN

     Employees of Argonaut Group and subsidiaries are provided retirement benefits under the Argonaut Group, Inc. Retirement Plan ("Pension Plan"), a defined benefit retirement plan and successor to the Teledyne Retirement Plan for Salaried Employees ("Predecessor Plan"). Benefits under the Pension Plan depend upon an individual's total cash compensation over the sixty consecutive months of the highest cash compensation during the one hundred twenty months preceding termination of employment, and upon the number of years such individual has participated in the Pension Plan and, in the case of employees who were employed by Teledyne until the spin-off of Argonaut Group, the Predecessor Plan. Benefits are payable as a straight-life annuity and are not subject to deduction for any Social Security benefits. For retirement prior to age 65, benefits are also reduced on an actuarial basis according to age. The benefit is prorated for less than 30 years of participation in the Pension Plan and the Predecessor Plan. Annual Plan benefits at age 65 or later retirement are illustrated as follows:

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
                                            -----------------------------------------
                AVERAGE ANNUAL                                                30 OR
              CASH COMPENSATION                15         20         25        MORE
    --------------------------------------  --------   --------   --------   --------
      $125,000............................  $ 25,000   $ 33,333   $ 41,667   $ 50,000
       150,000............................    30,000     40,000     50,000     60,000
       175,000............................    35,000     46,667     58,333     70,000
       200,000............................    40,000     53,333     66,667     80,000
       250,000............................    50,000     66,667     83,333    100,000
       300,000............................    60,000     80,000    100,000    120,000*
       375,000............................    75,000    100,000    125,000*   150,000*
       500,000............................   100,000    133,333*   166,667*   200,000*
       625,000............................   125,000*   166,667*   208,333*   250,000*

- ---------------

* Section 415 of the Internal Revenue Code limits the amount of benefits payable under tax-qualified retirement plans such as the Pension Plan. For calendar year 1993, the limit was $115,641, such limit to be adjusted annually for increases in the cost of living.

     The number of years credited toward the determination of benefits under the Pension Plan and Predecessor Plan as of December 31, 1993 for Charles E. Rinsch is 24.9 years, James B Halliday is 19.3 years, Michael J. Crall is 6.7 years, Norman H. Burdick is 7.5 years, and Randall J. Mellin is 6.3 years.

     The Company has agreed to pay Mr. Rinsch and Mr. Halliday, upon retirement, an amount to compensate each of them for the loss, if any, of pension benefits arising from each resigning his position at Teledyne to become employed by Argonaut Group. The amount of the total monthly benefit would be equal to the amount which would have been payable to each of them for such month under the Argonaut Group, Inc. Retirement Plan if he had been employed by Argonaut Group for the period during which he was employed by Teledyne (at the same compensation), as well as during the period of his actual Argonaut Group employment. Argonaut Group will pay the amount of this monthly benefit less the sum of the amounts payable under the Teledyne Retirement Plan, the Teledyne Supplemental Retirement Agreement (Mr. Rinsch only) and the Argonaut Group, Inc. Retirement Plan.

     Argonaut has a nonqualified, non-funded pension plan for highly-compensated employees (the "Equalization Plan"). The Equalization Plan provides Pension Plan participants whose benefits are limited by Section 415 of the Internal Revenue Code with additional benefits equal to the difference between payments actually received under the Pension Plan and payments that would have been received without regard to the limitations imposed by Section
415. Payments under the Equalization Plan are paid on the same terms and conditions and with the same adjustments specified in the Pension Plan.

INDEMNITY AGREEMENTS

     Prior to 1990, the Company entered into indemnity agreements (the "Indemnity Agreements") with certain key employees. The purpose of the Indemnity Agreements is to give to such employees the full benefit of certain unexercisable options which would become exercisable in the event of a change in control of the Company, without reduction by reason of any excise tax payable pursuant to Sections 280G and 4999 of the Internal Revenue Code. Pursuant to the Indemnity Agreements, the Company has agreed that it will pay to such executives such amounts as are necessary to reimburse them on an after-tax basis, for any such excise tax payable by them.

INDEMNIFICATION

     Under its Certificate of Incorporation, Argonaut Group is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against Argonaut Group to enforce such indemnification rights.

     Argonaut Group's Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to Argonaut or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the Certificate of Incorporation does not eliminate a director's liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 12 shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL

     In October 1992, the Securities and Exchange Commission adopted substantial amendments to its disclosure rules relating to executive compensation. In order to adequately address and comply with these new rules, the Argonaut Group Board of Directors established a Compensation and Stock Option Committee (the "Committee") composed entirely of independent non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

COMPENSATION PHILOSOPHY

     The Board's compensation philosophy for the chief executive officer and other executive officers is to align compensation with the attainment of specific goals for the creation of long-term shareholder value, and to provide a level of compensation which allows the Company to attract, retain, and reward executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other executive officers of the Company comprises cash compensation and long-term incentive compensation in the form of stock options.

CASH COMPENSATION

     Cash compensation consists of base salary plus an annual performance bonus. Base salary for the Company's executive officers is competitively set relative to comparable positions at comparable companies. The annual performance bonus is based upon Company, business unit, and individual performance.

STOCK OPTIONS

     The purpose of the Company's stock option plan is to provide long-term incentives for the executive officers to maximize shareholder value by creating a direct link between executive compensation and long term shareholder return. The Committee meets to discuss the grant of stock options at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Committee depending on individual performance, and the number, value, and timing of past grants. The number of shares granted is based on the level of responsibility within the organization, and also on the number, value, and timing of past grants.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In evaluating the performance of Charles Rinsch, President and Chief Executive Officer of Argonaut Group, Inc., for the year ended December 31, 1992, the Committee reviewed a summary of compensation data reported in the proxy statements of other comparably-sized and publicly-traded property and casualty insurance companies. The Committee does not, however, target a specific point within the range represented by these companies. The companies selected for comparison were based on premium volume $300 million to $600 million as reported by A M Best, the leading insurance company rating agency. While some of these companies are included in the Media General Insurance Industry Group Index for performance comparison, many of the companies in the Media General

Index are larger, and compensation data would not be comparable. The Committee also reviewed the success of Company operations during 1992 based on net income from continuing operations, cash flow from continuing operations, the level of premium income attained, and the combined ratio (losses plus expenses) of continuing operations. For 1992, no specific targets had been set for these factors.

     Based on these discussions and the process described above, the Committee set Mr. Rinsch's base salary at $425,000, an increase of $25,000, in April, 1993, and awarded him a performance bonus of $140,000. No stock options were granted during 1993. Additionally, specific performance targets were defined for 1993 in the areas listed above plus targets related to operating efficiencies and productivity of the Company and retention of profitable accounts. A performance bonus based on 1993 performance will be considered by the Committee at its April, 1994 meeting.

     The Committee also established the base compensation of Argonaut Group's other executive officers for 1993, and awarded performance bonuses related to 1992 results and accomplishments, following the principles and procedures outlined in this report.

                                      COMPENSATION AND STOCK
                                      OPTION COMMITTEE:

                                      Henry E. Singleton, Chairman
                                      George A. Roberts
                                      Arthur Rock
                                      Fayez S. Sarofim

                               PERFORMANCE GRAPH

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                                  MEDIA GEN-
                                                                  ERAL INSUR-
      MEASUREMENT PERIOD           ARGONAUT       S&P 500 IN-    ANCE INDUSTRY
    (FISCAL YEAR COVERED)         GROUP, INC.         DEX            GROUP
1988                                  100             100             100
1989                                  160             132             128
1990                                  151             128             109
1991                                  172             166             138
1992                                  228             179             163
1993                                  235             197             167

               TRANSACTIONS WITH TELEDYNE, INC. AND UNITRIN, INC.

     Four of the directors of Argonaut Group, George A. Roberts, Arthur Rock, Fayez S. Sarofim and Henry E. Singleton are also directors of Teledyne, Inc. ("Teledyne"). Three of the directors of Argonaut Group, George A. Roberts, Fayez
S. Sarofim, and Henry E. Singleton are also directors of Unitrin, Inc. ("Unitrin"). Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate more than 20% of the outstanding common stock of Teledyne and Unitrin as well as approximately 30% of the outstanding common stock of Argonaut.

     In prior years, pursuant to contractual arrangements, Argonaut Insurance insured Teledyne and its subsidiaries for certain coverages including workers compensation, general liability, automobile liability, and excess liability exposures. On November 1, 1987, Argonaut Insurance discontinued writing new insurance for Teledyne, but Argonaut Insurance continues to be subject to claims on policies written prior to November 1, 1987. These policies include retrospective rating provisions under which Teledyne may be liable to Argonaut Insurance in the future if losses develop beyond expectations. Total premiums paid by Teledyne and its subsidiaries to Argonaut Insurance were $1.5 million in 1993. These premiums were a result of such retrospective rating provisions. Argonaut Insurance has obtained reinsurance from Trinity Universal Insurance Company, a subsidiary of Unitrin, covering any excess losses that may develop. Teledyne has reimbursed Argonaut Insurance for the cost of this reinsurance. With regard to insurance covering the period from and after November 1, 1986, a subsidiary of Unitrin has reinsured 100% of these insurance coverages. Teledyne has guaranteed payment to Argonaut Insurance of such obligations under these policies.

     During 1992, Argonaut Insurance entered into a Settlement Agreement with Teledyne whereby Argonaut Insurance agreed to pay Teledyne $2,490,558 for a release of all past, present, and future claims against Argonaut Insurance for coverage of environmental losses under general liability policies for 1973-1975 and Teledyne agreed to pay Argonaut Insurance $550,000 for a release of all claims for recovery of defense costs incurred in connection with certain environmental coverage lawsuits. A motion for an order that the Settlement Agreement constitutes a good faith settlement was heard before the Superior Court of the State of California, County of San Francisco in March 1993, and was granted.

     AGI Properties, Inc. ("AGI Properties"), a non-insurance subsidiary of Argonaut Insurance, owns several buildings and the real property on which these buildings are located. During 1993, Teledyne leased two of these properties in Los Angeles, California and one property in Torrance, California for a total annual rental of approximately $1.2 million. The leases for the foregoing properties provide that Teledyne assume obligations for real property taxes, assessments, repairs, maintenance, and insurance. They also provide for a five year term except the Torrance lease which was on a month-to-month basis and is no longer leased by Teledyne. One of the Los Angeles leases provides for a renewal option for an additional three years. The lease rates are subject to periodic adjustment in accordance with a formula based on the Consumer Price Index.

     During 1993, Teledyne provided Argonaut Group certain investment trade execution services. For 1993, Argonaut Group paid Teledyne approximately $128,000 for these services.

     Argonaut Group has in effect an agreement with Unitrin, pursuant to which Unitrin provides the Company with certain data processing services. Unitrin has agreed to provide Argonaut Group with data processing services for an indefinite period of time, subject to nine months cancellation notice. Charges are based on actual computer usage. Payments to Unitrin for data processing services were approximately $1.2 million in 1993.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been selected as the Company's independent public accountants for the year 1994.

     It is expected that a representative of Arthur Andersen & Co. will be present at the meeting. Such representative will be afforded an opportunity to make a statement if he or she desires to do so and will be available for the purpose of responding to appropriate questions.

                                   FORM 10-K

     Prior to the mailing of this proxy statement, the Company has furnished to each of its shareholders a copy of its Annual Report to Shareholders for the fiscal year ended December 31, 1993. Shareholders entitled to vote at the Annual Meeting may obtain a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1993, without charge, upon written request to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                       SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders of the Company who intend to submit proposals to the Company's shareholders for a vote at the next annual meeting of shareholders must submit such proposals to Argonaut Group no later than November 11, 1994. Shareholder proposals should be submitted to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                                 OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than the election of Directors should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                                           By Order of the Board of Directors

                                           JAMES B HALLIDAY
                                           Secretary

March 11, 1994

                             ARGONAUT GROUP, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                March 11, 1994

The undersigned shareholder of Argonaut group, Inc. (the "Company"), hereby appoints CHARLES E. RINSCH and JAMES B. HALLIDAY and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company held of record by the undersigned on February 18, 1994, at the 1994 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 26, 1994 at 11:00 a.m., at The Westin Hotel, San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030, and any adjournments or postponements thereof.




/X/ Please mark
    votes as in
    This example.

The shares represented by this proxy will be voted in the manner directed, in the absence of any direction, the shares will be voted FOR Proposal 1.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 11, 1994.

1. ELECTION OF DIRECTORS                                         2. In their discretion, the proxyholders are authorized to vote
   Nominees: Charles E. Rinsch, George A. Roberts                   upon such other business as may properly come before the
   Arthur Rock, Fayez S. Sarofim, and Henry E. Singleton            meeting, or Postponemnets therof.

         FOR             WITHHELD                                         MARK HERE
         / /               / /                                            FOR ADDRESS     / /
                                                                          CHANGE AND
  / /_______________________________________                              NOTE AT LEFT
      For all nominees except as noted above
                                                                Please sign exactly as name appears hereon.  Joint owners should each sign trustees and other each sign.  Trustees and others acting in a represenattive capacity should indicate the capacity in which they sign and give their full corporate name by an authorized officer.  If a partnership, please sign in partnership name by an authorized person.

                                                                Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not.  If you do attend, you may vote in person if you desire.

                                                                Signature: ___________________________________ Date_________________

                                                                Signature: ___________________________________ Date_________________
